Exhibit 99.1

HORNBECK OFFSHORE SERVICES, INC.

Service with Energy

NEWS RELEASE	Contacts:	Todd Hornbeck, CEO
05-004		Jim Harp, CFO
Hornbeck Offshore Services 985-727-6802

For Immediate Release		Ken Dennard, Managing Partner
Lisa Elliott, Vice President
DRG&E / 713-529-6600

HORNBECK OFFSHORE ANNOUNCES

2004 FOURTH QUARTER AND YEAR END RESULTS

Q4 loss was $0.48 per share including bond refinancing charges

Q4 profit was $0.22 per share excluding bond refinancing charges

February 24, 2005 — New Orleans, Louisiana — Hornbeck Offshore Services, Inc. (NYSE:HOS) announced today its results for the fourth quarter and year ended December 31, 2004. Fourth quarter revenues increased 29.5% to $37.8 million compared to $29.2 million for the fourth quarter of 2003. The $8.6 million increase was primarily driven by improved OSV market conditions in the U.S Gulf of Mexico and continued tightening in the supply of single-hulled equipment in the northeast U.S. as a result of fourth quarter retirements mandated by the Oil Pollution Act of 1990 (OPA 90).

Operating income was $10.2 million, or 27.0% of revenues, for the fourth quarter of 2004 compared to $8.4 million, or 28.8% of revenues, for the same quarter in 2003. Higher dayrates and utilization in both segments contributed to an increase in EBITDA to $16.7 million, or 22.8% over the fourth quarter of 2003, and near the high-end of the Company’s upwardly revised guidance range of $15.5 to $17.0 million for the fourth quarter of 2004. For additional information regarding EBITDA, please see more discussion on this subject later in this release.

The Company recorded a $10.1 million loss, or $0.48 loss per share, in the fourth quarter 2004 which included a $22.4 million ($14.7 million after-tax) charge for the early extinguishment of debt. This charge was incurred in connection with the refinancing of the Company’s 10.625% senior notes due 2008 with new 6.125% senior notes due 2014. Excluding this $0.70 per share charge, net income for the fourth quarter of 2004 was $4.7 million, or $0.22 earnings per diluted share. This compares to net income of $2.1 million, or $0.14 per diluted share, for the fourth quarter of 2003. The average number of basic shares outstanding increased 43.4% to 20.8 million in the fourth quarter of 2004 from 14.5 million in the fourth quarter of 2003, primarily as a result of the Company’s March 2004 initial public stock offering. For additional information regarding a reconciliation of net income and EPS before and after bond refinancing charges, please see the table at the end of this release.

103 Northpark Boulevard, Suite 300	Phone: (985) 727-2000
Covington, Louisiana 70433	Fax: (985) 727-2006

Todd Hornbeck, the Company’s President and CEO, stated, “We are very pleased that we were able to continue the trend of exceeding our own expectations in all key performance measures in our first year as a publicly traded company. A major contributor to this success was our ability to move our utilization-adjusted, or effective, OSV dayrate up nearly 50% since the market trough in April 2004.

“Since May 2004, oil companies have increased their emphasis on replacing reserves through the drill bit and are devoting significant capital to deepwater, ultra-deepwater and deep-shelf oilfield projects. In the fourth quarter, our OSV segment continued to capitalize on this market recovery as we maintained near full utilization while further increasing fleet average dayrates by roughly $800 over the third quarter. We were also pleased with the performance of our tug and tank barge segment, which finished the year stronger than expected due to improving supply-demand fundamentals related to OPA 90.”

OSV Segment. Revenues from the OSV segment were $22.2 million for the fourth quarter of 2004, an increase of 28.3% from $17.3 million for the same period in 2003. The net increase in segment revenues is due to the quarter-over-quarter increase in average dayrates and utilization rates. Hornbeck’s utilization rate was 94.3% for the three months ended December 31, 2004, which was higher than the 85.5% achieved for the same period of 2003. The average OSV dayrate in the fourth quarter of 2004 was $10,926 compared to $9,769 for the same period of 2003. On a sequential basis, fourth quarter 2004 average fleet utilization increased slightly from 93.2%, while average dayrates improved 8.2%, or $830 per day, over the third quarter of 2004. Slightly offsetting the improved market conditions was an increase in segment costs stemming primarily from discretionary vessel maintenance, higher insurance costs and higher than expected general and administrative (G&A) expenses. The net result was a modest improvement in sequential quarterly operating income to $7.8 million from $7.7 million.

Tug and Tank Barge Segment. Tug and tank barge (TTB) segment revenues for the fourth quarter of 2004 were up 30.0% over the same period in 2003 to $15.6 million, and operating income increased by $0.5 million to $2.4 million. Utilization in the tug and tank barge segment increased to 82.1% from 76.1% in last year’s fourth quarter and average dayrates grew to $12,642 from $10,537 during the same period. While the fourth quarter 2004 operating margin of 15.5% was down slightly from 16.2% for the same period last year, it was up sequentially from 12.1% in the third quarter of 2004.

2004 Results

Revenues for 2004 increased 19.4% to $132.3 million compared to $110.8 million for 2003, primarily as a result of an increase in the average size the OSV fleet by 5.5 vessels. Operating income was $35.8 million, or 27.1% of revenues, for 2004 compared to $35.7 million, or 32.2% of revenues, for 2003. EBITDA for 2004 grew to $59.5 million, or 9.8% over EBITDA of $54.2 million for 2003. The net loss for 2004 was $2.5 million, or $0.13 loss per share, which included the $22.4 million ($14.7 million after-tax) charge for the early extinguishment of debt. Excluding this $0.75 per share charge, net income for 2004 was $12.2 million, or $0.62 earnings per diluted share. This compares to net income of $11.2 million, or $0.82 per diluted share, for 2003. The average number of basic shares outstanding during 2004 increased 44.0% to 19.3 million from 13.4 million 2003, primarily as a result of the Company’s initial public stock offering.

Construction Program Update

Hornbeck continued, “With another round of industry OPA 90 retirements this past quarter, we removed three of our single-hulled barges from service at the end of December as required. To replace these vessels and expand our fleet capacity, we have contracted with shipyards for the construction of five new double-hull tank barges. The first two new barges of this program were expected to be delivered in December of last year, just in time to replace the capacity of the retiring barges.

“Last quarter we reported that the construction of the first two barges under our current newbuild program had been delayed by their respective shipyards to between February and April of 2005. The shipyards are now indicating, however, that the delivery dates may be further delayed and we currently expect to receive one in April and the other in June. The impact of these revised delivery dates has been included in our 2005 guidance provided below. Under the shipyard contracts, we expect to receive liquidated damages for these delays, which will result in a favorable adjustment to the capital cost of the vessels. Based on current shipyard schedules, we still expect to take delivery of the remaining three tank barges near the end of 2005, as originally planned.”

Recent Developments

Bond Refinancing. On January 14, 2005, Hornbeck Offshore redeemed the remaining balance of $15.5 million in aggregate principal amount of its 10.625% senior notes due 2008. The redemption was funded with proceeds raised in the Company’s November 2004 issuance of $225 million in aggregate principal amount of 6.125% senior notes due 2014. As a result, the Company expects to record an additional after-tax loss on early extinguishment of debt of approximately $1.1 million, or $0.05 per diluted share, during the first quarter 2005.

On February 7, 2005, the Company commenced an exchange offer whereby the 6.125% Series A senior notes due 2014, would be exchanged for 6.125% Series B senior notes with substantially similar terms, the offering of which was publicly registered. The exchange offer is expected to be completed in March 2005.

Jim Harp, the Company’s Executive Vice President and CFO, stated, “We believe that the pricing of our recent bond refinancing represents the lowest coupon (6.125%) and lowest Treasury spread (T+198 bps) in the history of oil service ‘high yield’ transactions. As a result, we expect our annualized interest expense, before allocation of construction period interest, to decrease by over $5 million even though our long-term debt has increased by $50 million. This bond refinancing lowered the effective interest rate on our senior notes from 11.2% to 6.4% and extended their maturity by six years. The full benefit of this refinancing will be realized upon the deployment of the approximately $25 million of excess proceeds raised, after deal costs.”

Vessel Acquisition. On January 19, 2005 the Company acquired a new generation 240’ class, 8,000 brake horsepower, anchor-handling towing supply (AHTS) vessel from a private owner. This vessel, which will be renamed the HOS Saylor, is Hornbeck’s first foreign-flagged vessel. Upon acquisition, Hornbeck immediately deployed the vessel under a new three-year time charter with one of its OSV customers in Trinidad.

Hornbeck added, “This strategic vessel acquisition complements our growing market presence in Trinidad. While this vessel has anchor-handling capabilities, we are currently using it primarily as a supply vessel and for towing jackup rigs.”

Outlook

The following statements are based on Hornbeck’s current expectations. These statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any future capital transactions, such as business combinations, divestitures, financings, unannounced newbuilds or vessel acquisitions that may be completed after the date of this news release.

All of the net income and diluted earnings per share guidance ranges contained in this press release are before any non-recurring or special charges, such as the loss on early extinguishment of debt and any expense that will be required to be recorded for stock-based compensation as a result of new accounting rules that will become effective July 2005. The Company is currently evaluating the non-cash financial impact of expensing stock options and will disclose the results in a future press release.

In addition, the Company’s guidance ranges are based on the assumption that current market conditions in both of the Company’s business segments will last through at least 2006. Any material change in market conditions in either of the Company’s two business segments could affect its guidance.

Harp added, “We are extending our guidance to include 2006 since 2005 is such a transitional year in our tug and tank barge fleet with three barges having recently been retired and five barges being constructed for expected delivery at various dates throughout 2005 beginning in the second quarter. This expanded guidance is being presented in our continuing effort to provide investors greater transparency into our near-term outlook.”

First Quarter 2005 Guidance. The Company expects EBITDA for the first quarter of 2005 to range between $15.0 million and $16.5 million. As EBITDA is a non-GAAP financial measure, the reconciliation to net income for these figures can be found in the table below. Based on that reconciliation, diluted earnings per share guidance for the first quarter of 2005 is expected to range between $0.17 and $0.21.

Calendar 2005 Guidance. The Company expects total EBITDA for the full year 2005 to range between $70 million and $75 million and diluted earnings per share is expected to range between $0.87 and $1.01.

Calendar 2006 Guidance. The Company expects total EBITDA for the full year 2006 to range between $85 million and $95 million and diluted earnings per share is expected to range between $1.15 and $1.44.

Hornbeck Offshore Guidance and Projected EBITDA Reconciliation

	First Quarter 2005	Full-Year 2005	Full-Year 2006
EBITDA	$15.0 to $16.5 million	$70 to $75 million	$85 to $95 million
Depreciation and amortization	$6.3 million	$27.2 million	$30.0 million
Interest expense	$2.8 million	$12.1 million	$14.5 million
Income tax expense	$2.2 to $2.8 million	$11.5 to $13.4 million	$15.2 to $18.9 million
Income tax rate	37.5%	37.5%	37.5%
Net income before adjustments	$3.7 to $4.6 million	$19.2 to $22.3 million	$25.3 to $31.6 million
Weighted average diluted shares outstanding	21.8 million	22.0 million	22.0 million
Earnings per diluted share before adjustments	$0.17 to $0.21	$0.87 to $1.01	$1.15 to $1.44
Adjustments not included above:
Loss on early extinguishment of debt, net of taxes	$1.1 million	$1.1 million	n/a
Loss on early extinguishment of debt, per share	$0.05	$0.05	n/a
Compensation expense for stock options	To be determined	To be determined	To be determined

Key Assumptions. The above guidance reflects management’s belief that current favorable OSV market conditions will continue through 2006. Average OSV dayrates are conservatively expected to remain above $11,000 and average fleetwide utilization is expected to remain in the low to mid-90% range throughout the two-year guidance period. Hornbeck has assumed a gradual increase in effective OSV dayrates for the balance of 2005 from current levels, while holding 2006 constant with 2005 year-end levels for guidance purposes.

With the recent OPA 90 retirement of three single-hulled barges and current construction of five double-hulled barges, 2005 will be a transition year for the Hornbeck tug and tank barge segment. During most of the first half of the year, the Company will experience as much as a 28% reduction in fleetwide barrel-carrying capacity, while incurring the costs of two additional tugs purchased to “power” two of the five new barges. The above guidance reflects this temporary loss of capacity and extra cost burden in early 2005, as well as the latest delays in delivery schedules for the first two newbuilds reported above. The net effect of the decrease in retired capacity and the incremental contribution from the newbuild capacity is expected to result in EBITDA from the tug and tank barge segment of approximately 25% to 28% of the mid-point of the company-wide 2005 guidance range of $70 million to $75 million. Guidance for 2006 assumes a full-year contribution from all five new barges, which is expected to result in EBITDA from the tug and tank barge segment of approximately 37% to 40% of the mid-point of the company-wide 2006 guidance range of $85 million to $95 million.

The Company expects year-over-year increases of approximately 10% in its aggregate operating and G&A expenses for both 2005 and 2006 commensurate with prevailing oilfield service industry trends and higher costs related to corporate governance, respectively. G&A is assumed to remain at approximately 11% of revenue for both 2005 and 2006. However, the above guidance assumes that improvements in revenue will allow the Company to maintain or improve operating and net income margins for each of the next two years.

Conference Call

The Company will hold a conference call to discuss its 2004 fourth quarter and year end financial results and recent developments at 11:00 a.m. Eastern (10:00 a.m. Central) today, February 24, 2005. To participate in the call, dial (303) 275-2170 and ask for the Hornbeck Offshore call at least 10 minutes prior to the start time, or access it live over the Internet by logging onto the web at http://www.hornbeckoffshore.com, on the “IR Home” page of the “Investors” section of the Company’s website. To listen to the live call on the web, please visit the website at least fifteen minutes early to register, download and install any necessary audio software.

For those who cannot listen to the live web cast, an archive will be available shortly after the call for a period of 30 days on the “IR Home” page under the “Investors” section of the Company’s website. Additionally, a telephonic replay will be available through March 31, 2005, and may be accessed by calling (303) 590-3000 and using the pass code 11023128.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico and select international markets, and is a leading transporter of petroleum products through its fleet of ocean-going tugs and tank barges primarily in the northeastern U.S. and in Puerto Rico. Hornbeck Offshore currently owns and operates a fleet of over 50 vessels, with 5 additional vessels under construction. For more information, please visit the Company’s website at www.hornbeckoffshore.com under the captions, “News” and “Investors.”

Forward-Looking Statements and Regulation G Reconciliation

This press release contains forward-looking statements in which Hornbeck Offshore discusses factors it believes may affect its performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding assumptions, expectations and projections about future events. Accuracy of the assumptions, expectations and projections depend on events that change over time and are thus susceptible to change based on actual experience and new developments. Although the Company believes that the assumptions, expectations and projections reflected in these forward-looking statements are reasonable based on the information known to the Company today, the Company can give no assurance that the assumptions, expectations and projections will prove to be correct. The Company cautions readers that it undertakes no obligation to update or publicly release any revisions to the forward-looking statements in this press release hereafter to reflect the occurrence of any events or circumstances or any changes in its assumptions, expectations and projections, except to the extent required by applicable law. Additionally, important factors that might cause future results to differ from these assumptions, expectations and projections include industry risks, oil and natural gas prices, economic and political risks, weather related risks, regulatory risks, and other factors described in the Company’s most recent Annual Report on Form 10-K and other filings filed with the Securities and Exchange Commission.

This press release also contains the non-GAAP financial measure of Earnings (net income) before Interest, Taxes, Depreciation, and Amortization, or EBITDA. Reconciliations of this financial measure to the most directly comparable GAAP financial measure are provided in this press release. Management’s opinion regarding the usefulness of such measures to investors and a description of the ways in which management uses such measures can be found in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands, except Other Operating and Per Share Data)

	Three Months Ended			Twelve Months Ended
	December 31, 2004	September 30, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Statement of Operations (unaudited):
Revenues	$37,784	$32,892	$29,240	$132,261	$110,813
Operating expenses	16,408	14,066	12,965	58,520	46,805
Depreciation and amortization	6,260	6,050	5,156	23,135	17,590
General and administrative expenses	4,930	3,537	2,686	14,759	10,731

Total operating expenses	27,598	23,653	20,807	96,414	75,126

Operating income	10,186	9,239	8,433	35,847	35,687
Interest expense	(3,808)	(4,089)	(5,145)	(17,698)	(18,523)
Interest income	143	107	38	356	178
Loss on early extinguishment of debt	(22,443)	—	—	(22,443)	—
Other income (expense), net [1]	63	28	9	135	706

Income (loss) before income taxes	(15,859)	5,285	3,335	(3,803)	18,048
Income tax expense (benefit)	(5,801)	1,982	1,267	(1,320)	6,858

Net income (loss)	$(10,058)	$3,303	$2,068	$(2,483)	$11,190

Basic earnings (loss) per share of common stock	$(0.48)	$0.16	$0.14	$(0.13)	$0.84

Diluted earnings (loss) per share of common stock	$(0.48)	$0.15	$0.14	$(0.13)	$0.82

Weighted average basic shares outstanding [2]	20,815	20,803	14,528	19,330	13,397

Weighted average diluted shares outstanding [2]	20,815	21,383	14,748	19,330	13,604

Other Operating Data (unaudited):
Offshore Supply Vessels:
Average number	23.0	23.0	22.0	22.8	17.3
Average utilization rate [3]	94.3%	93.2%	85.5%	87.5%	88.6%
Average dayrate [4]	$10,926	$10,096	$9,769	$10,154	$10,940
Tugs and Tank Barges:
Average number of tank barges	16.0	16.0	16.0	16.0	15.9
Average fleet capacity (barrels)	1,156,330	1,156,330	1,156,330	1,156,330	1,145,064
Average barge size (barrels)	72,271	72,271	72,271	72,271	72,082
Average utilization rate [3]	82.1%	76.0%	76.1%	82.2%	73.6%
Average dayrate [5]	$12,642	$11,151	$10,537	$11,620	$10,971

	As of December 31,
	2004	2003
Balance Sheet Data (unaudited):
Cash and cash equivalents	$54,301	$12,899
Working capital	52,556	17,698
Property, plant and equipment, net	361,219	316,715
Total assets	460,571	365,242
Total short-term debt[6]	15,449	—
Total long-term debt	225,000	212,677
Stockholders' equity	$182,904	$112,395

	Twelve Months Ended
	December 31, 2004	December 31, 2003
Cash Flow Data (unaudited):
Cash provided by operating activities	$21,405	$25,499
Cash used in investing activities	(61,378)	(98,166)
Cash provided by financing activities	81,358	63,322

[1]	Represents other income and expenses, including gains or losses on disposition of assets, foreign currency exchange gains or losses and minority interests in income or loss from unconsolidated entities.
[2]	On March 31, 2004, the Company issued an additional 6,000,000 shares of common stock pursuant to its IPO, which resulted in 20,647,814 basic shares outstanding on the close of business on March 31, 2004. An additional 126,400 basic shares were issued in the IPO by the Company on April 28, 2004. For the three and twelve months ended December 31, 2004, stock options representing rights to acquire 345 and 262 shares, respectively, of common stock were excluded from the calculation of diluted earnings per share because the effect was anti-dilutive. Stock options are anti-dilutive when the results from operations are a net loss.
[3]	Utilization rates are average rates based on a 365-day year. Vessels are considered utilized when they are generating revenues.
[4]	Average dayrates represent average revenue per day, which includes charter hire and brokerage revenue, based on the number of days during the period that the offshore supply vessels generated revenue.
[5]	Average dayrates represent average revenue per day, including time charters, brokerage revenue, revenues generated on a per-barrel-transported basis, demurrage, shipdocking and fuel surcharge revenue, based on the number of days during the period that the tank barges generated revenue. For purposes of brokerage arrangements, this calculation excludes that portion of revenue that is equal to the cost paid by customers of in-chartering third party equipment.
[6]	Represents the remaining balance of $15.5 million in aggregate principal amount of the Company’s 10.625% senior notes due 2008 that was redeemed on January 14, 2005.

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in thousands, except Other Operating and Per Share Data)

	Three Months Ended			Twelve Months Ended
	December 31, 2004	September 30, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Other Financial Data (unaudited):

Offshore Supply Vessels:
Revenues	$22,168	$20,231	$17,279	$75,293	$62,402
Operating income	$7,772	$7,704	$6,491	$26,351	$25,283
Operating margin	35.1%	38.1%	37.6%	35.0%	40.5%

Net income (loss)	$(7,887)	$2,810	$1,485	$(3,152)	$6,617
Plus:
Interest expense	3,103	3,316	4,134	14,344	14,706
Loss on early extinguishment of debt	17,200	—	—	17,200	—
Income tax expense (benefit)	(4,466)	1,681	910	(1,664)	4,055
Depreciation and amortization	3,365	3,320	2,833	12,876	9,380

EBITDA [7]	$11,315	$11,127	$9,362	$39,604	$34,758

Tugs and Tank Barges:
Revenues	$15,616	$12,661	$11,961	$56,968	$48,411
Operating income	$2,414	$1,535	$1,942	$9,496	$10,404
Operating margin	15.5%	12.1%	16.2%	16.7%	21.5%

Net income (loss)	$(2,171)	$493	$583	$669	$4,573
Plus:
Interest expense	706	773	1,011	3,353	3,817
Loss on early extinguishment of debt	5,243	—	—	5,243	—
Income tax expense (benefit)	(1,336)	301	357	344	2,803
Depreciation and amortization	2,895	2,730	2,323	10,259	8,210

EBITDA [7]	$5,337	$4,297	$4,274	$19,868	$19,403

Total:
Revenues	$37,784	$32,892	$29,240	$132,261	$110,813
Operating income	$10,186	$9,239	$8,433	$35,847	$35,687
Operating margin	27.0%	28.1%	28.8%	27.1%	32.2%

Net income (loss)	$(10,058)	$3,303	$2,068	$(2,483)	$11,190
Plus:
Interest expense	3,809	4,089	5,145	17,698	18,523
Loss on early extinguishment of debt	22,443	—	—	22,443	—
Income tax expense (benefit)	(5,802)	1,982	1,267	(1,320)	6,858
Depreciation and amortization	6,260	6,050	5,156	23,135	17,590

EBITDA [7]	$16,652	$15,424	$13,636	$59,473	$54,161

Reconciliation of net income and EPS

before and after bond refinancing charges

(unaudited):

	Three Months Ended December 31, 2004	Twelve Months Ended December 31, 2004
Net loss, as reported	$(10,058)	$(2,483)
Adjustment for loss on early extinguishment of debt, net of taxes	14,723	14,723

Net Income, as adjusted	$4,665	$12,240

Loss per share, as reported	$(0.48)	$(0.13)
Adjustment for loss on early extinguishment per diluted share, net of taxes	0.70	0.75

Diluted earnings per share, as adjusted	$0.22	$0.62

Weighted average basic shares outstanding [2]	20,815	19,330

Weighted average diluted shares outstanding [2]	21,160	19,592

[7]	The Securities and Exchange Commission (SEC) has adopted rules regulating the use of non-GAAP financial measures, such as EBITDA, in filings with the SEC, disclosures and press releases. These rules require non-GAAP financial measures to be presented with and reconciled to the most nearly comparable financial measure calculated and presented in accordance with GAAP.

EBITDA consists of earnings (net income) before interest expense, provision for income taxes, depreciation and amortization. This term, as we define it, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with generally accepted accounting principles in the United States, or GAAP. EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

Refer to the Company’s Annual Report on Form 10-K most recently filed with the SEC, a copy of which is available on the “SEC Filings” page under the “Investors” section of the Company’s website for a description of how management uses, and why we believe that investors use, EBITDA in evaluating the Company’s operating performance.